EXHIBIT 99.1

Thoratec Corporation Announces Exercise of Option to
Purchase Additional Senior Subordinated Convertible Notes

Pleasanton, Calif., June 8, 2004— Thoratec Corporation (Nasdaq: THOR) today announced that the initial purchaser for its offering of senior subordinated convertible notes due 2034 has exercised its option to purchase additional notes generating approximately $18.7 million of gross proceeds to the company. On May 24, 2004, Thoratec closed its initial offering of approximately $125 million gross proceeds of senior subordinated convertible notes. Accordingly, as of today, the company has generated total gross proceeds of approximately $143.7 million from the sale of the senior subordinated convertible notes. The senior subordinated convertible notes have been and are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Thoratec intends to use approximately $1.3 million of the additional net proceeds to acquire U.S. government securities that will be pledged as collateral for the payment of the first six scheduled interest payments on the additional notes ($10.2 million in total for the full amount of notes). In addition, Thoratec previously purchased approximately $60 million, or 4,184,100 shares, of its common stock in connection with the initial offering. Thoratec intends to use the balance of the net proceeds from the offering for general corporate purposes, which may include stock repurchases, strategic investments or acquisitions. Pending such uses, Thoratec intends to invest the net proceeds in interest bearing, marketable securities.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The portions of this news release that relate to future plans, events or performance are forward-looking statements. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, the closing of the sale of the additional notes and the anticipated use of the proceeds of the offering. For a detailed discussion of these and other cautionary statements, please refer to Thoratec’s most recent filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended January 3, 2004. Actual results, events or performance may differ materially. These forward-looking statements speak only as of the date hereof. Thoratec undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.